SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported) May 30, 2003

                               PHARMOS CORPORATION
             (Exact name of Registrant as Specified in its Charter)



           Nevada                       0-11550                  36-3207413
(State or Other Jurisdiction    (Commission file Number)       (IRS Employer
      of Incorporation)                                     Identification No.)

99 Wood Avenue South, Suite 301, Iselin, New Jersey               08830
      (Address of Principal Executive Offices)                  (Zip Code)

        Registrant's telephone number, including area code (732) 452-9556

Item 5. Other Events and Regulation FD Disclosure

Pharmos Corporation announced on June 2, 2003 that it has raised $8 million gross proceeds in an issuance of common stock and warrants with a group of ten institutional investors. Proceeds from the transaction will be used to fund Pharmos' advanced Phase III development of dexanabinol for traumatic brain injury (TBI), Phase II trial for prevention of post-surgical cognitive impairment, and other research and development activities.

An aggregate of approximately 9.41 million shares was issued at $.85 per share, representing an approximate 20% discount to a ten-day trailing average of the closing price of the stock ending May 28, 2003. The aggregate number of five-year warrants issued was equivalent to 30% of the total number of shares of common stock issued, with an exercise price of $1.40 per share. The Company has agreed to file a registration statement with the Securities and Exchange Commission within thirty days of closing to permit resales of the common stock by the investors. Rodman & Renshaw, Inc. acted as lead placement agent for this financing and C.E. Unterberg, Towbin assisted in the financing.

Exhibits

4.1 Securities Purchase Agreement dated as of May 30, 2003 among the Registrant and the purchasers.

4.2 Registration Rights Agreement dated as of May 30, 2003 between the Registrant and the purchasers.

4.3   Form of Warrant.

99.1  Press Release dated June 2, 2002.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of June, 2003.

                                       PHARMOS CORPORATION


                                       By: /s/ ROBERT W. COOK
                                           -------------------------------
                                           Name:  Robert W. Cook
                                           Title: Executive Vice President and
                                                  Chief Financial Officer


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